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[DESCRIPTION]STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
Exhibit 11
Sutron Corporation
Computation of Per Share Earnings

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					       Three Months Ended		Six Months Ended
                                             			June 30,			June 30,
                                          			        1998	     1997		      1998		    1997
                                        			___________	_________	________	________
Basic EPS
Average shares outstanding		    4,225,851	4,225,851	4,225,851	4,225,851
Net Income				     $411,899	     $4,281	 $419,698	 $241,615
Net Income per common share		             $.10	           $.0	         $.10	         $.06

Dilutive EPS
Average shares outstanding		   4,225,851	4,225,851	4,225,851	4,225,851
Effect of dilutive securities		      210,991	   126,122	   188,650 	   131,033
Total average shares outstanding		   4,436,842	4,351,973	4,414,501	4,356,884
Net earnings				    $411,899	     $4,281	 $419,698	 $241,615
Net income per diluted share		            $.09	          $.0	$         .10	         $.05


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